Exhibit 99.1

September 30, 2008

Dear Shareholder:

Greetings from Apple REIT Seven, Inc. We would like to take this opportunity to address potential concerns you might have regarding what effect the state of our nation’s economy will have, if any, on the status of your investment in Apple REIT Seven. Although we know that we are not immune to the ups and downs of our national economy, we continue to find confidence in our capital structure, the strength of the operations at our hotels, the strong Marriott® and Hilton® brand recognition and the diversity of our markets.

The Apple REIT Seven portfolio was created through the acquisition, primarily on an all cash basis, of 51 hotels, containing a total of 6,415 guestrooms, diversified across 18 of the United States. As the volatility of our nation’s capital markets has escalated in recent months, we find great strength knowing that we acquired and continue to own the majority of our assets on an all cash basis.

As a valued shareholder, you should have recently received a copy of our second quarter report which highlights the Company’s financial performance during the three- and six-month periods ending June 30, 2008. The portfolio as a whole continues to report stable operations and we anticipate these results to continue in the majority of our markets for the remainder of 2008. Results of operations for the three- and nine-month periods ending September 30, 2008, will be available to you in our third quarter reports, which are scheduled to print in November.

I am pleased with the performance of the Apple REIT Seven portfolio. Our core goals of providing the highest possible shareholder returns, protecting shareholder principal and growing earnings will continue to guide our operations. If you have additional questions regarding Apple REIT Seven, please call our Investor Services Department at (804) 727-6321, or visit us online at www.AppleREITSeven.com. As always, thank you for your investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

This letter contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth.

In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

Apple REIT Seven • 814 East Main Street • Richmond, Virginia 23219